Exhibit 21.1

LIST OF SUBSIDIARIES as of JANUARY 1, 2006

Legal Name	State & Date Inc./Organized	Owned by	Ownership %
CCBCC, Inc.	Delaware	Consolidated	100%
	12/20/93

CCBCC Operations, LLC	Delaware	Consolidated	100%
	10/15/2003

CCBCC Vending, LLC	Delaware	Operations/TN Soft	100%
	9/25/03

Chesapeake Treatment Company, LLC	North Carolina 6/5/95	Operations	100%

Coca-Cola Ventures, Inc.	Delaware	Consolidated	100%
	6/17/93

Consolidated Beverage Co.	Delaware	Consolidated	100%
	1/8/97

Consolidated Real Estate Group, LLC	North Carolina 01/04/2000	Consolidated	100%

Beverage Plus, LLC	North Carolina	Consolidated	100%
	10/02/2002

Data Ventures, LLC	Delaware	Consolidated	100%
	03/12/1996

Heath Oil Co., Inc.	South Carolina	Operations	100%
	9/9/86

TXN, Inc.	Delaware	Data Ventures	100%
	01/03/90

Tennessee Soft Drink Production Company	Tennessee 12/22/88	Operations	100%

Piedmont Coca-Cola Bottling Partnership	Delaware 07/02/93	CC Ventures	77%

CCBC of Wilmington, Inc.	Delaware	Piedmont	100%
	06/17/93

RVBC, Inc.	Delaware	Consolidated	100%
	05/07/99